WILLIAM HARRIS INVESTORS, INC. 191 N. Wacker Drive, Suite 1500, Chicago, IL 60606 CODE OF ETHICS October 2014

THE CODE OF ETHICS SETS FORTH BOTH GENERAL PRINCIPLES AND SPECIFIC PROHIBITIONS APPLICABLE TO ALL EMPLOYEES.  THE CODE OF ETHICS SUPPLEMENTS THE SUPERVISORY PROCEDURES MANUAL AND PRESONNEL POLICIES AND PROCEDURES MANUAL.

EMPLOYEES MUST REVIEW THE CODE OF ETHICS CAREFULLY AND COMPLETE AN AFFIRMATION IN THE FORM SET FORTH IN APPENDIX 5.  QUESTIONS REGARDING THE CODE OF ETHICS SHOULD BE DIRECTED TO THE CHIEF COMPLIANCE OFFICER OR INTERNAL COUNSEL.

WILLIAM HARRIS INVESTORS, INC.

Code of Ethics

Table of Contents

1	INTRODUCTION	1

2	GENERAL PRINCIPLES/PROHIBITIONS	2

3	SECURITIES OWNERSHIP REPORTING	6

4	ADMINISTRATIVE AND PROCEDURAL MATTERS	8

5	SANCTIONS	10

6	MISCELLANEOUS	11

Appendices:

Appendix 1-A	Outside Board Activity Disclosure Form

Appendix 1-B	Outside Employment Disclosure Form

Appendix 2-A	Initial Holdings Report

Appendix 2-B	Brokerage Account Disclosure / Confirmation

Appendix 3	Quarterly Securities Transaction Report

Appendix 4	Annual Holdings Report

Appendix 5	Supervisory Procedures Manual and Code of Ethics Certification Form

Appendix 6	NSCP Code of Ethics Standards of Conduct and Guidance

1. INTRODUCTION

Overview

William Harris Investors, Inc. (“WHI”) provides investment and wealth management services to various individuals, trusts, partnerships and other investment entities.  WHI is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940 (the “Act”).

Governance

This Code of Ethics (“Code”) has been adopted by the Board of Directors of WHI in compliance with Rule 204A-1 under the Act and with Rule 17j-1 under the Investment Company Act of 1940 (the “ICA”).  The Code establishes rules of conduct for all employees and “Access Persons” (as defined below).

Code Supplements other WHI Manuals

The Code supplements, and does not supersede, WHI’s Supervisory Procedures Manual and Personnel Policies and Procedures Manual (together, the “Manuals”).  The Manuals hereby are incorporated by reference.

Purpose

The Code is designed not only to require employees to live up to the letter of the law, but to set out ideals for ethical conduct premised on fundamental principles of openness, integrity, honesty and trust.  In this vein, any employee who has concerns regarding the actions taken by WHI as an entity or by any employee should address them with the Chief Compliance Officer.

With this underpinning, the Code has the following five general purposes:

1.	Promote ethical and professional conduct on the part of employees.

2.	Prevent conflicts of interest between WHI clients and employees with respect to securities transactions, insider information and outside business activities.

3.	Prohibit trading by employees on the basis of material non-public information.

4.	Permit personal investments by employees and their families only to the extent consistent with the Code.

5.	Permit WHI employees to engage in outside business activities only to the extent consistent with the Code.

2. GENERAL PRINCIPLES/PROHIBITIONS

Violation of Law or the Code

As an Access Person1 you are required to comply fully with all applicable federal securities laws.  Under the Act and the ICA and the rules promulgated by the SEC thereunder, it is unlawful for any Access Person to:

1.	Employ any decide, scheme or artifice to defraud any client, potential client or WHI-managed account holder or investment fund investor (collectively, a “Client”);
2.
Make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice of course of business that operates or would operate as a fraud or deceit on a Client; or
4.	Engage in any manipulative practice with respect to a Client.

If you are aware of any potential violation of law or the Code you must report your concerns to the Chief Compliance Officer.

Personal Trading Activities

Employees must observe the highest standards of ethics and conduct personal securities transactions in a manner that will avoid any conflict, or appearance of conflict, of interest.  In any situation where the potential for conflict exists, transactions for clients must take precedence over personal securities transactions.  In furtherance of the foregoing, all purchases or sales of securities, whether by an employee who constitutes an “Access Person” (including accounts over which an Access Person maintains direct or indirect control) or his/her “Immediate Family”2 (each a “Securities Transaction”), must be conducted in a manner which does not interfere with the portfolio transactions on behalf of any clients so as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility.

For purposes of the Code, the term “security” shall not include:

(i)	securities held in an account over which the Access Person has no direct or indirect influence or control;

1 An Access Person would include any officer, director or other person who works for WHI, on a full or part-time basis (and is not an independent contractor), a supervised person with access to nonpublic information regarding investment decisions or portfolio holdings, and a supervised person involved in making investment recommendations.  A list of Access Persons is attached as Exhibit A-1 to the Supervisory Procedures Manual.

2 “Immediate Family” includes any of the following persons residing in the same household as an Access Person: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.

(ii)	transactions effected pursuant to an automatic investment plan (including dividend reinvestment plans);
(iii)	exercise of rights issued by an issuer pro rata to all holders of a particular class of securities;
(iv)	acquisitions through stock dividends, dividend reinvestments, stock splits or reverse stock splits, mergers, consolidations, and spin-offs or similar corporate reorganizations;
(v)
futures and options on currencies on a broad-based securities index (although futures and options on individual securities would be subject to the above procedures, and their ultimate exercise also would require completion of a Trading Preclearance Form, although whether the security is on the trade blotter would not impact the ability to exercise the option);

(vi)	open end investment company shares (mutual funds) other than shares of any investment company advised by WHI;
(vii)	U.S. Government and Government agency obligations; and
(viii)	bank depository accounts and underlying certificates of deposit.

Closed end mutual funds and exchange traded funds (ETFs) are “securities” for purposes of these trading policies.  If you have a question as to whether a particular transaction involves a security, and is therefore subject to the trading limitations described above, consult the Chief Compliance Officer.

Access Persons must comply with the provisions of WHI’s personal trading limitations (see Section 12. Personal Trading in WHI’s Supervisory Procedures Manual).

Front Running

Securities Transactions for Access Persons (including accounts over which an Access Person maintains direct or indirect control), or their Immediate Family, may not come ahead of client transactions.  See Section 12. Personal Trading in WHI’s Supervisory Procedures Manual for specific limitations.

Initial Public Offerings and Private Placements

An Access Person (including accounts over which an Access Person maintains direct or indirect control), or a member of his/her Immediate Family, may not purchase stock in an initial public offering (IPO).  Access Persons also are prohibited from investing in private placements and public offerings with limited availability (including venture capital and other private equity opportunities, PIPEs, secondary offerings, and other private transactions involving publicly traded securities) that are either under consideration for inclusion in client accounts or already held in client accounts without prior written approval or otherwise pursuant to the procedures set forth in Section 12. Personal Trading in WHI’s Supervisory Procedures Manual.

Inside Information

Access Persons who possess or have access to any material non-public information regarding the issuer of any security are strictly prohibited from (1) engaging or advising others to engage in any Securities Transaction, or (2) providing tips or other information about that security or its issuer to any other individual(s) or entity.  Information regarding investment recommendations made, and other actions taken, by WHI is confidential and may not be disclosed to any unauthorized person.  For a complete discussion of WHI’s limitations regarding the use of inside information, see Section 13. Insider Trading and Information Barrier Procedures in WHI’s Supervisory Procedures Manual.

Perks

An Access Person or his/her Immediate Family may not use, or appear to use, his/her relationship with WHI to gain personal advantage from a broker-dealer or other party doing or seeking to do business with WHI.  Contracts must be awarded and commitments must be made to outside parties without favoritism and strictly on the basis of what will provide the greatest benefit to WHI and its clients.  All contracts must be provided to the General Counsel for review and prior approval.

Ownership of Broker-Dealers and Interests in Investment Clubs

An Access Person may not purchase or hold, at any time, (1) any security or other interest in any privately owned securities broker or dealer, or (2) more than 1% of the equity securities of any publicly traded securities broker or dealer.

Participation in an investment club is allowed.  However, any security transactions made by the investment club would be subject to the WHI’s pre-clearance procedures as set forth in Section 12. Personal Trading in WHI’s Supervisory Procedures Manual.  In addition, all transactions for the investment club would need to be reported in the Access Person’s Quarterly Securities Transaction Report (as discussed below).  Access Persons must be aware of the fact that circumstances may arise whereby the Access Person, and therefore the investment club, becomes part of a WHI reporting group for securities regulation purposes and may therefore become subject to more stringent trading restrictions and regulatory reporting requirements.

Outside Business Activities

No Access Person may be employed (for compensation) outside of his/her employment at WHI or otherwise engage in any outside business activities (including serving as a director of a public or privately held “for profit” company) without first receiving the prior written consent of a senior officer of WHI and the Chief Compliance Officer.  If you have any questions regarding this policy please see the Chief Compliance Officer.  All Access Persons must complete on an annual basis the Outside Board Activity Disclosure and Outside Employment Disclosure Forms in WHI’s compliance module in the Compliance 11 system (“C11”), which are attached as Appendices 1-A and 1-B.

3. SECURITIES OWNERSHIP REPORTING

Brokerage Account Disclosure / Initial Holdings Report

A person who becomes affiliated with WHI as an Access Person (i.e., new employees) must complete a Brokerage Account Disclosure / Confirmation and an Initial Holdings Report in C11 (copies of which are attached as Appendices 2-A and 2-B) within 10 days of first becoming employed.  The Brokerage Disclosure must identify each brokerage account in which the Access person or a member of his/her Immediate Family has a beneficial interest and in which “securities” (as defined in Section 2 above) may be traded.  The Initial Holdings Report must list all applicable securities owned by the Access Person or his/her Immediate Family in the brokerage accounts identified in C11 (other than in managed accounts or certain other exceptions), as of the effective date of becoming employed.

Initial Holdings Reports will be reviewed by the Chief Compliance Officer or his/her designee upon completion in C11.  Such review will include, as appropriate, approval of brokerage accounts and authentication and inclusion of such accounts in brokerage feeds provided to WHI where required, as well as a review of the type(s) of securities held identified accounts.  Review is documented by approval of the Report in C11.

Quarterly Securities Transaction Report

Each Access Person must complete in C11 a Quarterly Securities Transaction Report (a copy is attached as Appendix 3), disclosing all applicable personal securities transactions by the Access Person or his/her Immediate Family in the brokerage accounts identified in C11 (other than in managed accounts or certain other exceptions) during the preceding quarter.  Unless another date is explicitly set forth by the Chief Compliance Officer or his/her designee, the Quarterly Securities Transaction Report must be completed on or before the last business day of the next month (e.g., the third quarter Report must be completed on or before the last business day of October).  The Quarterly Securities Transaction Report must be completed regardless of whether any securities transactions occurred during the quarter.

Quarterly Securities Transaction Reports will be reviewed by the Chief Compliance Officer or his/her designee upon expiration of the reporting deadline.  The Report completed by the Chief Compliance Officer will be reviewed by the Chief Executive Officer or his/her designee.  Such review will include, as appropriate, review of whether pre-clearance was obtained when required and explanations/notations regarding trades reported by C11 as lacking required pre-clearance, compliance with trading restrictions (including WHI’s restricted list) and a periodic analysis of any trading patterns that may indicate abuse.  Approval of the Reports is documented by approval in C11.

Brokerage Account Confirmation / Annual Holdings Report

Each Access Person must complete in C11 a Brokerage Account Disclosure / Confirmation affirming all brokerage accounts are identified in C11 and an Annual Holdings Report (a copy of which is attached as Appendix 4) disclosing all applicable securities owned by the Access Person or his/her Immediate Family in the brokerage accounts identified in C11 (other than in managed account or certain other exceptions), in each case as of the end of the calendar year.  The Annual Holdings Report must be completed on or before February 15, or such other date as set forth by the Chief Compliance Officer or his/her designee.  The Annual Holdings Report must be completed regardless of whether the Access Person has any securities holdings or effected any securities transactions during the year in question.

Brokerage Account Disclosure / Confirmation and Annual Holdings Reports will be reviewed by the Chief Compliance Officer or his/her designee. The Disclosure / Confirmation and the Report completed by the Chief Compliance Officer will be reviewed by the Chief Executive Officer or his/her designee.  Such review will include approval of any newly-added brokerage accounts and authentication and inclusion of such accounts in brokerage feeds provided to WHI where required, as well as a review of the type(s) of securities held identified accounts.  Review is documented by approval of the Reports in C11.

Confidentiality

WHI will make every effort to maintain the confidentiality of all reports completed in C11 pursuant to this section of the Code; however, Access Persons should bear in mind that such reports may be released to the SEC or other federal, state or local regulatory or self-regulatory agencies as requested or required. Any report disclosing a possible violation of the Code will be referred to the Chief Compliance Officer for review.

4. ADMINISTRATIVE AND PROCEDURAL MATTERS

Chief Compliance Officer Oversight

The Chief Compliance Officer, in conjunction with external counsel as deemed appropriate, shall:

1.	Provide a copy of the Code to each Access Person and notify each Access Person of his/her obligation to file reports as provided by the Code.

2.	Supervise the implementation and enforcement of the Code.

3.	Issue any interpretation of the Code that is deemed consistent with Rule 204A-1 under the Act.

4.	Conduct such inspections or investigations as shall reasonably be required to detect and report any apparent violations of the Code.

5.	Maintain, in an easily accessible location (which may be within C11), the following records:

a.	a copy of all versions of the Code in effect during the past five years;

b.	a list of all employees covered by the Code for the most recent five years;

c.
a copy of all Brokerage Account Disclosure / Confirmations, Initial Holdings Reports, Quarterly Securities Transaction Reports and Annual Holdings Reports required to be completed by any Access Person during the past five years;

d.	a copy of each report made by the Chief Compliance Officer or General Counsel regarding the Code prepared during the past five years;

e.	a record of any violation of the Code and any action taken as a result of such violation during the past five years; and

f.	a record of any exemptions granted from the Code during the past five years.

Administration of the Code

WHI will provide each employee a copy of the Code and with any amendments.  Each employee must provide the CCO with an acknowledgement via C11 of his or her receipt of the Code and any amendments.  Each employee must report violations of the Code promptly to the CCO if he or she has any reason to believe she or she may have failed to comply with (or has become aware of another person’s failure to comply with) any of the policies and procedures set forth in the Code).  It is a fundamental business priority of WHI that employees cooperate in ensuring not only literal compliance with all required policies and procedures but also in fostering a comprehensive “culture of compliance.”

In order to promote the reporting of violations, this may be done anonymously through depositing a written description of the incident in question to the CCO or by mailing a description to the CCO.  No WHI employee will be penalized in any respect for reporting a violation or suspected violation even if no violation in fact has occurred.

The CCO may, under circumstances that he deems appropriate and not opposed to the interests of WHI clients, create exceptions to requirements under the Code that are not expressly mandated under the federal securities laws.

Code Review

The Code will be reviewed, at least annually, in light of legal and business developments and experience in enforcing the Code, and the Chief Compliance Officer will prepare a written report to the Board of Directors of WHI, and the Chief Compliance Officer and Board of Directors of each registered investment company for which WHI acts as investment adviser or sub-adviser, that:

1.	Summarizes existing procedures concerning personal investing and any changes in the procedures made during the year.

2.	Identifies any violation of the Code, or the procedures instituted to prevent violations of the Code, requiring significant remedial action during the year, and the remedial action imposed.

3.	Identifies any exceptions to the Code granted during the year.

4.	Identifies any recommended changes in existing restrictions or procedures based on experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

5.	Certifies that WHI has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

5. SANCTIONS

Imposition of Sanctions

If a determination is made that an Access Person has committed a violation of the Code, sanctions may be imposed, or other actions taken, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of the employment of the violator for cause.  An Access Person also may be required to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom.  The amount of profit, if any, shall be forwarded to a charitable organization.

Authority

The Chief Compliance Officer, in conjunction with WHI’s Ethics Committee, has authority to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision.  Failure to abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

Board of Directors Report

If it is determined that an Access Person has committed a violation of the Code that merits significant remedial action, a report will be presented to WHI’s Board of Directors providing information relating to the investigation of the violation, including any sanctions deemed appropriate.  WHI’s Board of Directors shall have access to all information considered in relation to the case.  The Chief Compliance Officer may determine whether to delay the imposition of any sanctions pending review by the Board of Directors.

6. MISCELLANEOUS

Other Laws, Rules and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Access Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such person.

Further Information

If any person has any question with regard to the applicability of the provisions of the Code generally or with regard to any Securities Transaction, he/she should consult the Chief Compliance Officer.

Exceptions

Although exceptions to the Code will rarely, if ever, be granted, the Chief Compliance Officer may grant exceptions to the requirements of the Code on a case by case basis on a finding that the proposed conduct involves negligible opportunity for abuse.

Access Person Certification

All Access Persons must complete a Supervisory Procedures Manual and Code of Ethics Certification Form in C11 (copy attached as Appendix 5) documenting that they have read and understand the Supervisory Procedures Manual and the Code and recognize that as Access Persons they are subject to the terms of the Supervisory Procedures Manual and the Code.  All Access Persons shall agree to certify on an annual basis that they have complied with the requirements of the Code and that they have disclosed and/or reported all personal Securities Transactions required to be disclosed and/or reported pursuant to the requirements of the Code.

Adoptions of NSCP Code of Ethics for Compliance

The version of the Code of Ethics Standards of Professional Conduct and Guidance for Compliance Professionals as prepared by the National Society of Compliance Professionals, Inc. and attached hereto as Appendix 6, hereby is adopted and shall apply with respect to the Chief Compliance Officer and General Counsel.

APPENDICES

APPENDIX 1-A

Bassewitz, Marc
Outside Board Activity

Disclosure

Employee:
Affirmation Type:
Entity name

Title/responsibility

Public board or private board?

Approximate annual compensation (if in form of stock or stock options, please break out separately from cash compensation)

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APPENDIX 1-B

Bassewitz, Marc
Outside Employment

Disclosure

Employee:
Affirmation Type:
Entity name

Title/responsibility

Approximate annual compensation (if in form of stock or stock options, please break out separately from cash compensation)

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APPENDIX 2-A

Holdings Disclosure

Employee:	Bassewitz, Marc
Period:	January 2013
As Of:	01/31/13

Source	Brokerage	Account #	Security Type	Symbol	Description	Quantity	Position	Price Per Unit	Market Value
No holdings.

☐ By checking the box to the left you certify:

- This is a complete list of your holdings OR

-  If "No holdings" is shown, you have no reportable holdings.

If you need to edit the list of holdings in any way (including adding a holding, deleting a holding, or changing the quantity of a holding) you can do so by clicking the EDIT LIST button.

If you have not listed all of your accounts in C11 (or not authenticated one or more accounts as required), you need to manually list your holdings and upload statements as of the end of the immediately preceding month for any account not listed or authenticated as required. Please click the EDIT LIST button to list your holdings and the NEW button under the Attachments section below to upload statements.

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APPENDIX 2-B

Questionnaire

Affirmation Type	Statement	Response		Due Date
SPM and Code of Ethics Affirmation	I affirm that I have received, reviewed and understand WHI’s Supervisory Procedures Manual and Code of Ethics. I understand the contents of these documents and agree to follow the policies and procedures presented therein as they apply to me. I have complied with the requirements of the SPM and Code of
	Ethics as they apply to me.	Yes	No	02/04/13

Insider Trading and Information	I affirm that I have reviewed, understand and agree to comply with the Insider Trading and Information
Barrier Procedures	Barrier Procedures section of WHI's Supervisory Procedures Manual.	Yes	No	02/04/13

Outside Board Activity	WHI employees must obtain the approval of a senior officer of WHI and the Chief Compliance Officer prior
Disclosure	to accepting any outside Board position with a public company or any privately held "for profit" company.
	Do you have any of these outside Board positions to disclose?	Yes	No	02/04/13

Outside Employment	WHI employees must obtain the written approval of a senior officer of WHI and the Chief Compliance
Disclosure	Officer prior to accepting any outside employment (for compensation).
	Do you have any outside employment (for compensation) to disclose?	Yes	No	02/04/13

Do you have any accounts over which you maintain a pecuniary interest?

Brokerage Account	In other words, all accounts over which you have a financial interest. This applies for accounts of your
Disclosure/Confirmation	spouse, children and household members. It includes IRA's, 529 plans, mutual funds, private investments, and regular brokerage accounts.

While we require the disclosure of all accounts over which you have a pecuniary interest, we only require you to authenticate (for electronic feed) or upload paper statements for accounts over which you can
	exercise discretion and direct trading.	Yes	No	02/04/13

Initial Holdings Affirmation	In accordance with WHI policy and regulatory requirements, employees are required to submit a Holdings
Report of all reportable securities holdings. Each employee is required to disclose their holdings or the fact
	that they have no holdings via this Affirmation no later than 10 days after commencing employment	Disclose		02/04/13
with WHI.
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Affirmation type:		Brokerage Account disclosure/Confirmation
Folder:
Policy:

Do you have any accounts over which you maintain a pecuniary interest?

Statement:
In other words, all accounts over which you have a financial interest. This applies for accounts of your spouse, children and household members. It includes IRA’s, 529 plans, mutual funds, This is the initial Statement or Question a user will see.

Disclosure Type:		Brokerage Account
Display On Home		☑
Page:		Check to display this disclosure type on the home page to quickly create a new disclosure
Approval:		Manual
Send Email to
Employee on
Approval:		☐

Disclosure List Statement:		I confirm that the information I have provided is accurate and represents all of the brokerage accounts over which I have a pecuniary interest and am required by WHI policies to disclose.

Require Review
of Prior		☑
Disclosures
Disclosure		SAME AS USER PROFILE
Approver 1:
Disclosure		SAME AS USER PROFILE
Approver 2:

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Brokerage Account

Employee	Bassewitz, Mark
Name of Account Holder	Self/Spouse/Child/Household Member Account Over Which You Can Direct a Trade
Account Title	Ex: My IRA account
Broker-Dealer
Type of Account
Account Number

Can you exercise discretion over the composition of this account?	m Yes
m No

Can this account executive an equity trade:	m Yes
m No

COMPLIANCE USE ONLY	COMPLIANCE USE ONLY
Statement Frequency	Monthly
☐

Excluded from Reporting	Account owner has no influence over trades

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APPENDIX 3

Transactions Disclosure

Employee: Bassewitz, Marc
Period: Q4 2012

ID	Source	Brokerage	Account #	Trade Date	Security Type	Symbol	Description	Action	Quantity	Price Per Unit	Net Settlement Amount	Status
No transactions.

☐	I hereby affirm to the best of my knowledge that this is a complete list of all of my securities transactions that took place in my non-managed accounts during the last quarter.
If you need to edit the list of transactions in any way, you can do so by clicking the EDIT LIST button.

If you have not listed all of your accounts in C11 (or not authenticated one or more accounts as required), you need to manually list your transactions and upload quarter-end statements showing those transactions in any account not listed or authenticated as required. Please click the EDIT LIST button to list your transactions and the NEW button under the Attachments section below to upload statements.

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APPENDIX 4

Holdings Disclosure

Employee: Bassewitz, Marc
Period: 2012
As Of: 12/31/12

Source	Brokerage	Account #	Security Type	Symbol	Description	Quantity	Price Per Unit Market Value
No holdings.

☐ By checking the box to the left you certify:

- This is a complete list of your holdings OR

- If “No holdings” is shown, you have no reportable holdings.

If you need to edit the list of holdings in any way (including adding a holding, deleting a holding, or changing the quantity of a holding) you can do so by clicking the EDIT LIST button. If you have not listed all of your accounts in C11 (or not authenticated one or more accounts as required), you need to manually list your holdings and upload 12/31statements for any account not listed or authenticated as required. Please click the EDIT LIST button to list your holdings and the NEW button under the Attachments section below to upload statements.

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APPENDIX 5

Affimation Type:		SPM and Code of Ethics Affirmation
Folder:		Affirmations

Policy:

Statement:
I affirm that I have received, reviewed and understand WHI’s Supervisory Procedures Manual and Code of Ethics. I understand the contents of these documents and agree to follow the policies and procedures presented therein as they apply to me. I have complied with the requirements of the SPM and Code of Ethics as they apply to me.

This is the initial Statement or Question a user will see.

Disclosure Type:		None
Create One
Affirmation Per
Brokerage
Account:		No

Buttons:		Yes /	No

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APPENDIX 6

THE NATIONAL SOCIETY OF COMPLIANCE PROFESSIONALS, INC.

CODE OF ETHICS
STANDARDS OF PROFESSIONAL CONDUCT
AND GUIDANCE
FOR COMPLIANCE PROFESSIONALS

1. Preamble

The National Society of Compliance Professionals (“NSCP”) is a nonprofit, membership organization dedicated to serving and supporting compliance professionals in the securities industry. Among its missions, NSCP promotes professionalism among securities industry compliance professionals.

To Whom this Code of Ethics Applies: This Code of Ethics is designed to apply to those who adopt it, or those who are required to comply with the Code as described below, This Code has been prepared for all Compliance Professionals, regardless of the size of their firm's compliance department or their role in the department. It is recognized that the obligations of a Compliance Professional under this Code, and the manner in which specific Code provisions apply, may vary depending on the role and specific responsibilities of the Compliance Professional.

Mandatory, Recommended, or Voluntary: Mandatory application for any candidate seeking the credential of Certified Securities Compliance Professional™ (“CSCP”). Recommended for any other Compliance Professional.

Firm Application of this Code: Compliance Professionals are encouraged to discuss this Code with their employers and to encourage their employers to apply the Code to all compliance functions.

2. Professional Qualifications

A Compliance Professional should have the knowledge, skills and capabilities needed to perform his or her responsibilities competently.

Knowledge of Relevant Legal Requirements, Firm Procedures, and Firm Products and Processes: Compliance Professionals should be knowledgeable regarding relevant laws and regulations, relevant policies and procedures within their firms, and their firms’ businesses, products, and processes.

Empowerment: A Compliance Professional should not accept employment as a Compliance Professional unless he or she is given adequate authority and resources to perform his or her responsibilities. These include the following:

•	Access to and the ability to gather and test appropriate information; and

•	The ability to communicate with appropriate senior management about compliance issues and concerns.

Ongoing Development: Compliance Professionals should remain familiar with new rules and laws, changes in their firms’ businesses and products, and developments in the industry and marketplace. Compliance Professionals must maintain and should strive to continually improve their technical knowledge, as well as the effectiveness and quality of their services.

3.          Professional Responsibility

3.1            Guiding Themes

•
Compliance Professionals play a key role in monitoring, testing, and reporting on the compliance systems in financial services firms. Compliance Professionals should act responsibly and ethically in discharging these responsibilities.

Avoiding Conflicts of Interest: Compliance Professionals should avoid material conflicts of interest whenever possible and should disclose all material conflicts of interest related to the performance of their responsibilities to appropriate senior management or other oversight authorities, such as boards of directors.

Preserving Confidences: The role of the Compliance Professional is enhanced if the Compliance Professional is permitted to communicate in confidence within the firm. Compliance Professionals should preserve the confidentiality of information conveyed to them in confidence unless permitted by appropriate senior management to disclose such information or compelled to make such disclosures by legal requirements.

Duties of Loyalty and Care to Compliance Goals and Objectives: Compliance Professionals should serve the compliance goals of their firms with care and loyalty.

Encouraging a Culture of Compliance: The Compliance Professional should help to foster an appropriate culture of compliance.

3.2            Compliance Responsibilities

•
Compliance Professionals should encourage their firms to create and implement appropriate systems of supervision; assist their firms in the development and documenting of appropriate policies and procedures; participate in appropriate testing and monitoring of the systems of compliance; assist their firms in identifying and developing appropriate mechanisms for identifying, reporting, and responding to compliance issues; and strive to enhance the systems and culture of compliance at their firms.

4.         Conflicts of Interest

4.1       Personal Trading

•	Compliance Professionals must maintain strict adherence to their firms’ Codes of Ethics and any other codes regulating their personal trading.

•	With or without specific employer policies, a Compliance Professional should avoid any actual or appearance of conflicts of interest in personal transactions in products offered by the employer.

4.2            Gifts

•	A Compliance Professional may not solicit the receipt of a gift for the execution of his or her legitimate job duties.

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A Compliance Professional may give or receive an unsolicited gift from an individual with whom his or her firm does business only if consistent with the firm’s policies and procedures and the ability of the Compliance Professional to exercise independent judgment. This would include gifts from employees of the same firm that the compliance person works for (e.g., holiday baskets).

4.3       Compensation

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A Compliance Professional should review his/her compensation package and other remuneration and reduce or eliminate, wherever possible, actual conflicts of interest presented by the manner in which the compensation is calculated or paid.

4.4       Allegations against the Compliance Professional

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When the Compliance Professional’s conduct is directly and explicitly questioned, the Compliance Professional can continue to perform appropriate responsibilities, unless either appropriate senior management requests that the Compliance Professional cease to act in matters involving the Professional’s own alleged misconduct or the Compliance Professional concludes that he or she can no longer act effectively.

4.5        Monitoring the Compliance Professional’s Own Conduct

• A Compliance Professional should avoid testing, monitoring, or supervising his or her own conduct, unless the size of the firm makes any other arrangement impractical.

5. Independence

Compliance Professionals should seek to avoid coercion, deception, or undue influence by any persons, both inside or outside their firm, in connection with the Compliance Professional’s performance of his or her duties and must report any instances of such conduct to appropriate senior management.

6. Confidentiality

6.1
Compliance Professionals should only disclose information conveyed in confidence within their firms to persons outside their firms when permitted by appropriate senior management to do so or when compelled to do so by legal requirements.

6.2
Compliance Professionals should warn appropriate persons within their firms, as necessary, that it may be impossible for the Compliance Professional to preserve the confidentiality of information learned within the firm.

7. Reporting Up of Compliance Concerns

If a Compliance Professional takes appropriate steps to address a compliance violation but management fails to act effectively and the Compliance Professional knows or has reason to know of that failure, he or she should consider what additional steps are appropriate to address the matter. These steps may include disclosure of the matter to the entity’s most senior management or board of directors, resignation from the firm, or disclosure to regulatory authorities. In the case of an attorney, the applicable Code of Professional Responsibility and the Canons of Ethics may bear upon what course of conduct that individual may properly pursue. Other professionals and members of other professional organizations that adhere to a professional Code of Ethics may have additional ethical responsibilities.

8. Playing Multiple Roles within a Firm and Working for Multiple Entities

8.1             Multiple Roles

Attorneys as Compliance Professionals: A Compliance Professional may be an attorney, but the Compliance Professional should clearly delineate when he or she is acting as an attorney rather than as a Compliance Professional.

Business and Compliance Functions: A Compliance Professional may also perform business functions, but the Compliance Professional should avoid monitoring and testing his or her own activities unless the firm is so small that it would be impractical to adopt another arrangement.

8.2       Multiple Entities

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A Compliance Professional who works for multiple firms, or works part-time for a firm as a Compliance Professional and holds other employment at other firms, must be alert to possible conflicts of interest and competing demands on his or her time and resources as a result of these multiple roles. In particular, the Compliance Professional must be careful to guard against the unintentional disclosure of confidential information on compliance or other matters learned at one firm in carrying out their activities outside the firm. A Compliance Professional is not permitted to disclose such information unless authorized to do so by appropriate senior management or compelled to do so by legal requirements.

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In accepting and remaining a Compliance Professional in the part-time, multiple employment context, the Compliance Professional must be satisfied that he or she has appropriate access to information to perform the compliance function effectively, appropriate time and resources to perform the compliance function effectively, and appropriate ability to communicate with senior management about compliance issues and concerns.

9.       Special Considerations for Small Firms

Many broker-dealers and investment advisers are small entities. Indeed, many are sole proprietorships. In the context of a small firm, certain practical necessities may cause arrangements to be accepted that would not be preferred in a larger firm.

Self-Testing, Self-Monitoring, and Self-Supervision: If the size of the firm permits an arrangement that avoids the Compliance Professional testing, monitoring, or supervising his or her own conduct, this is recommended. However, if the size of the firm renders such an arrangement impractical, self-testing, self-monitoring, and self-supervision is permitted, provided that the Compliance Professional determines that such an arrangement is consistent with the standards set forth in this Code.

Compensation and Business Responsibilities that May Create Conflicts of Interest: If the size of the firm permits, it is recommended that Compliance Professionals perform their functions on a full-time basis and be compensated based upon their performance as Compliance Professionals. However, if the size of the firm renders such arrangements impractical, the Compliance Professional can also perform significant business functions and receive compensation that is based solely on the profitability of the firm, provided that the Compliance Professional determines that such an arrangement is consistent with the standards set forth in this Code.

Performing the Compliance Function in a Sole Proprietorship: Although the law requires a sole proprietorship to have a chief compliance officer (“CCO”), the role and responsibilities of a CCO in a sole proprietorship are difficult to understand and to define. In this context, the CCO should exercise reasonable judgment to apply this Code in a manner that enhances compliance with the law.

10.      Other Considerations

10.1   A Compliance Professional can rely upon experts, including attorneys, certified public accountants, and internal auditors, to assist the Compliance Professional in performing his or her responsibilities.

10.2   While the Compliance Professional should request adequate resources to perform his or her responsibilities, Compliance Professionals usually do not control the allocation of firm resources to compliance functions. A Compliance Professional should devote reasonable efforts to the diligent discharge of his or her responsibilities within the staffing, systems, and other resource constraints to which they are subject.

10.3 A Compliance Professional is held to a reasonable standard of care. Acts of recklessness or intentional misconduct by the Compliance Professional are not consistent with this standard.

10.4    A Compliance Professional should know the difference between compliance and supervision activities and understand both the regulatory responsibilities and the liabilities attached to each function.

10.5 This Code is not intended to create a standard of care or liability and should not be so applied.